Exhibit 10.3

LEASE AGREEMENT
1. PARTIES. This Lease Agreement (“Lease”) is made and entered into on this ______ day of ______________, 2004, by and between WELLS FARGO FINANCIAL, INC., an Iowa corporation, herein called “Lessor”, and FEDERAL HOME LOAN BANK OF DES MOINES, herein called “Lessee”.
The Lessor, in consideration of the rents herein reserved and of the covenants, agreements and conditions herein contained on the part of the Lessee to be kept and performed, does by this Lease lease unto Lessee, and Lessee does accept from Lessor, the following described premises (the “Premises”):
Approximately __________square feet comprised of the entire third floor and a portion of the second floor, providing access to a common stairwell, and located in the new office building proposed to be constructed by Lessor as part of the expansion of its home office facility (the “Office Building”) upon land generally on the south half of the block bounded by Walnut, Locust, 8th and 9th Streets located in downtown Des Moines, Iowa (the “Land”). Lessor shall provide to the Lessee the floor plans of the Office Building as soon as they are finalized. The floor plates of the Office Building shall be approximately __________square feet. Lessee shall notify Lessor in writing of its square footage floor requirements no later thirty (30) days after its receipt of such floor plans, and Lessor and Lessee will execute a Notice of Square Footage Requirement (“Square Footage Notice”) as Exhibit A, specifying the Premises based upon the floor plans, which amount of square footage shall be subject to the approval of the Lessee, and shall include the actual rentable square footage of the Premises, which shall be calculated in accordance with the American National Standard Method for Measuring Floor Area in Office Buildings ANSI Z65.1 — 1996 (BOMA).
Lessee and its agents, employees, and invitees, have the nonexclusive right with others designated by Lessor to the free use of the Common Areas in the Office Building and of the Land for the Common Areas’ intended and normal purpose. Lessee and its agents, employees, and invitees shall not have access or a nonexclusive right to Common Areas which create a security issue with other tenants of the Office Building nor will Lessee and its agents, employees, and invitees have access or non exclusive right to public or Common Areas which are contained within or have direct, non-secured access to other tenants’ premises within the Office Building. Common Areas include elevators, sidewalks, parking areas, driveways, hallways, stairways, public bathrooms, common entrances, lobby, and other similar public areas and access ways intended for public use. Lessee shall have a non-exclusive right to the following Common Areas: lobby, lounge/cafeteria/breakroom, stairwells, skywalk concourse and other public spaces within the Office Building which do not create a security issue with other tenants of the Office Building. Lessee will have limited access to loading dock and freight elevator. Lessee must schedule use of the loading dock and elevator with management. The Common Areas shall at all times be subject to the exclusive control and management of Lessor. Lessor shall have the right at all times and from time to time, in its sole and absolute discretion, and provided that Lessee’s access to the Premises and use and enjoyment of the Premises are not materially impaired thereby, to: (i) modify, construct, install, improve, operate, maintain, police, repair, replace, clean, and service any and all parts of the Common Areas; (ii) close all or any portion of the Common Areas; and (iii) make alterations to the Office Building. If Lessor shall diminish the amount or size of the Common Areas, Lessor shall not be subject to any liability nor shall Lessee be entitled to any compensation or diminution or abatement of Rent, nor shall such diminution of Common Areas be deemed a constructive or actual eviction.

2. LEASE TERM. The “Lease Term” shall be for a period two hundred forty (240) months beginning the date which is the date upon which the Lessor gives Lessee written notice that Lessor has substantially completed the improvements as set forth in Paragraph 10 and Exhibit C, and offers Lessee exclusive possession of the Premises. Such date to occur shall be defined as the (“Commencement Date”), and ending two hundred forty (240) months thereafter. Lessor and Lessee will execute a Notice of Lease Commencement Date (“Commencement Notice”) as Exhibit B specifying the Commencement Date and the last day of the Lease Term “Expiration Date”. Notwithstanding the foregoing, a) the improvements set forth in Paragraph 10 shall be substantially complete on or before January 1, 2007, and b) in the event the improvements set forth in Paragraph 10 are substantially complete prior to January 1, 2007, Lessee has the right to delay the Commencement Date to a date no later than January 1, 2007.
3. RENT. Base Rent, as set forth below, shall be payable in advance without demand on or before the first day of each month commencing on the earlier of the date tenant occupies the space and is open for business on February 15, 2007. Lessor agrees to supply Lessee a) periodic notices of the status and estimated date of the substantial completion of the Premises during construction and b) a sixty day notice of the actual completion date, with subsequent notices of any revisions to the actual completion date.
Years 1-10:     $20.00 per rentable square foot (“p.s.f.”) annually.
Years 11-20:   $22.00 p.s.f. annually.
The rent checks shall be made payable to: WELLS FARGO FINANCIAL INC.
and mailed to:
WELLS FARGO FINANCIAL, INC.
   800 Walnut Street
   Des Moines, IA 50309-3636
Attn: Corporate Properties Group — MAC Code F4030-082
4. ADDITIONAL RENT. In addition to paying the Base Rent set forth in Paragraph 3, the Lessee shall pay as “Additional Rent” the amounts set forth in this paragraph in the same manner and place as the Base Rent.
As used in this Lease:
a. “Calendar Year” means any twelve month period, January through December, which contains any part of the Lease Term.
b. “Lessee’s Proportionate Share” means the percentage determined by dividing the rentable square feet of the Premises by the total rentable square feet contained in the Office Building. In the event the rentable square feet of either the Premises or the total Office Building changes, the Lessor reserves the right to adjust the Lessee’s Proportionate Share at the beginning of each calendar year. The load factor attributable to the Lessee’s rentable square footage shall be no less than 10% and no greater than 19%.
c. “Taxes” means all real estate taxes and assessments, special or otherwise, levied or assessed upon or with respect to the Land and Office Building, or either, and ad valorem taxes for Lessor’s personal property located in and used in connection with the management of the Premises required to be paid during the Calendar Year. Should the State of Iowa, any political subdivision thereof or any other governmental authority having jurisdiction over the land or the Office Building impose a tax, assessment, charge, penalty or fee or increase a then existing tax, assessment, charge, penalty or fee that the Lessor is required to pay, either by way of substitution for such real estate taxes or ad valorem personal property taxes, or impose an income, license or franchise tax or a tax on rents in substitution for, or in addition to, a tax levied against the Land and/or the Office Building and/or the Lessor’s personal property used in connection with the Land or the Office Building, such taxes, assessments, fees or charges will be deemed to constitute

Taxes hereunder. “Taxes” include all fees and costs incurred by the Lessor in seeking to obtain a reduction of, or a limit on the increase in any Taxes, regardless of whether any reduction or limitation is obtained. Taxes will not include any inheritance, estate, succession, transfer, gift, franchise, net income or capital stock tax except as expressly provided herein. Lessee’s obligation for personal property taxes is limited to personal property which serves or benefits Lessee’s premises.
d. “Operating Expenses” means all expenses, costs and disbursements (other than Taxes) of every kind and nature (determined for the applicable Calendar Year on an accrual basis) paid or incurred by the Lessor on Lessor’s behalf in connection with the ownership, promotion, and operation of the Premises, Land, and Office Building (including any skywalks or other municipal areas related to the operating of the Premises, Land and Office Building), except as follows and except as specifically set out in Paragraph 5 — Lessor Services Included in Base Rent:
i.
all other repairs, replacements and maintenance to the Premises and the Office Building, including fixtures and equipment, windows, the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems such as mechanical, electrical, HVAC and plumbing which shall be performed in a manner consistent with Class A office buildings and in a manner such that all such elements are properly functioning throughout the Lease Term;

ii.	cost of alterations resulting from tenant improvements except for repairs to the Office Building or improvements otherwise allowed as Operating Expenses;
iii.	principal and interest payments on loans secured by mortgages or trust deeds on the Office Building or the Land;
iv.
cost of capital improvements, except that Operating Expenses includes the cost during the Lease Term, as reasonably amortized by the Lessor with interest at the then current rates for construction financing on the unamortized amount, of any capital improvements made during the Term which reduces any of the costs included within Operating Expenses;

v.	costs with respect to which the Lessor receives direct reimbursement from the tenants of the Office Building excluding those received in accordance with the operating expense escalation clauses;
vi.	leasing commissions, advertising costs and other expenses incurred solely to locate new tenants for the Office Building;
vii.	cost of legal expenses incurred to enforce lease terms that are specifically allocable to a particular tenant;
viii.	cost of any repairs, restoration or other work necessitated by fire, windstorm or other insured casualty to the extent that proceeds have been received by the Lessor; and
ix.	cost incurred in connection with the operation of the parking garage in the Office Building.
e. “Office Building” as used in this Lease includes all corridors, lobbies, sidewalks, skywalks or other municipal areas related to the operating of the Office Building, loading areas, parking areas, if any, and driveways and other public areas in or around the Office Building as well as all structural components of the Office Building.

The Lessee will pay to the Lessor as Additional Rent, in addition to the Base Rent required pursuant to Paragraph 3, an amount (“Tax Amount”) equal to the Lessee’s Proportionate Share of the Taxes paid with respect to each Calendar Year. The Lessee will also pay to the Lessor as Additional Rent, in addition to the Base Rent required by Paragraph 3, an amount (“Operating Expense Amount”) equal to the Lessee’s Proportionate Share of the Operating Expenses incurred by the Lessor with respect to each Calendar Year. The Tax Amount and the Operating Expense Amount with respect to each Calendar Year will be paid in monthly installments at the same time and place as Base Rent under the Paragraph 3 is to be paid in an amount estimated from time to time by the Lessor. The Lessor may estimate the Tax Amount and Operating Expense Amount at the beginning of each Calendar Year and require the Lessee to pay one-twelfth (1/12) of the estimated amount as Additional Rent. Written notice of the amounts will be given to the Lessee.
The Lessor will keep books and records showing the Tax Amount and the Operating Expenses in accordance with generally accepted accounting principles. The Lessor will cause the amount of the Tax Amount and the Operating Expense Amount for the Calendar Year to be computed and will deliver to the Lessee a statement of the Tax Amount and the Operating Expense Amount. In determining the amount of Taxes for any year, the amount of special assessments to be included will be limited to the amount of the installment (plus any interest payable thereon) of the special assessment that would have been required to be paid during such year if the Lessor had elected to have such special assessment paid over the maximum period of time permitted by laws. The amount of any refund of Taxes received by the Lessor will be credited against Taxes for the year in which the refund is received. The Lessor will furnish a statement of actual costs with respect to the items set forth above no later than March 31 of the following Calendar Year including the year following the year in which this Lease terminates. In the event that the Lessor is, for any reason, unable to furnish the accounting for the prior year by such date of any year, the Lessor will furnish such accounting as soon thereafter as practicable with the same force and effect as the statement would have had if delivered on or before March 31 of such year. The Lessee will pay any deficiency to the Lessor as shown by such statement within fifteen days after demand therefor. If the total amount paid by the Lessee during any Calendar Year exceeds the actual Tax Amount or Operating Expense Amount due from the Lessee for such Calendar Year, the excess will be credited against payments next due. If no such payments are next due, the excess will be refunded by the Lessor.
Lessee shall have the right, at its sole cost and expense, to examine Lessor’s books and records relating to the determination of any expenses of which Lessee is obligated to pay, in whole or in part; provided, however, that Lessee shall give Lessor thirty days prior written notice of its intent to exercise such right, the inspection may not take place outside of normal business hours, and the Lessee shall not interfere with Lessor’s normal business activities. If it is determined that Lessor overcharged Lessee by any amount, during any given year, then Lessor shall reimburse Lessee such overcharge. If it is determined that Lessor overcharged Lessee by greater than five percent (5%) than the amount it was entitled to charge Lessee during any given year, then Lessor shall reimburse Lessee such overcharge plus all costs of Lessee’s audit. Notwithstanding the foregoing, the parties hereto agree to and acknowledge the following with respect to any audit conducted by the Lessee pursuant to this paragraph:
i.	Lessor shall not be obligated to keep such records for more than three (3) years after the end of any particular operating cost year to which they pertain.
ii.	Lessee shall not have more than two (2) persons present at any one time at the site of the audit.
iii.
The Lessor shall choose the location for the audit, and Lessee shall be notified of such location in writing within ten (10) days following its receipt of Lessee’s notice with respect to the initiation of such audit.

iv.	Lessee shall not be entitled to conduct more than one (1) audit each year of operating costs during the term of this Lease.

v.	Lessee will use reasonable expediency in completing an audit.
vi.
Lessee shall be entitled to examine only records which directly pertain to the calculation of Lessee’s operating costs, and the specific components thereof, and Lessee shall not be entitled to examine any other type or category of records which Lessor might maintain whatsoever.

vii.
In the event any overpayments or underpayments of operating costs are discovered during the course of any audit conducted hereunder, a compensating adjusted payment shall be made from the party owing the other within thirty (30) days of the last day of the audit in question.

viii.
Lessee agrees that it will bear its cost of any such audit conducted pursuant to this provision, including the costs of any professional fees. Lessor agrees to bear its own costs incurred during any such audit unless the overcharge was equal to or greater than 5% then Lessor shall bear the total cost of the audit.

ix.
Lessee agrees to keep any and all audit findings, data and information pertaining to any audit conducted pursuant hereto absolutely confidential between Lessor and Lessee, including without limitation any photocopies obtained by Lessee during the course of any such audit unless such information is required by law, subpoena, or court order.

5. SERVICES PROVIDED BY LESSOR.
a. If there is no uncured event of default by Lessee, Lessor shall furnish for the occupied portion of the Premises the following services, at Lessor’s cost and expense as part of the Base Rent, except as specifically stated in this paragraph:
i.
HVAC: Maintaining central heat and air conditioning (heating and cooling as required by the seasons) during Lessor’s normal business days Monday-Friday from 7:00 a.m. to 6:00 p.m., and on Saturdays from 8:00 a.m. to 5:00 p.m. (except on holidays) in temperatures and amounts which are reasonably required for comfortable occupancy under normal business operations. Lessor shall maintain indoor air temperature during occupied office hours at 73F +/- 1.5 degrees F and relative humidity between 30% to 60%, at coincident outdoor air temperature between 10F below zero and 98F above zero. Lessor shall provide outdoor air ventilation to maintain indoor air quality per ASHRAE 62-2001 standards. The air conditioning and heating air velocity at the worktop or desktop level shall be less than 80 feet per minute to maintain draft-free conditions. If Lessee requires heating or cooling during other hours, Lessor will furnish the same for the areas of the Premises specified as requested by Lessee to building management before noon on the preceding business day. For this service Lessee will pay Lessor, upon receipt of Lessor’s statement, a charge which shall be $25.00 per hour and in any event shall be no greater than market expense.

ii.
Restroom Facilities: Exclusive restroom facilities for the entire third floor and non-exclusive restroom facilities for the portion of the Premises located on the second floor, water for lavatory and toilet purposes, cold water for drinking, and hot water (at prevailing temperatures prescribed by applicable law) for lavatory purposes, all at points of supply provided for general use of occupants in the Office Building through fixtures installed by Lessor.

iii.
Passenger Elevator Service: Passenger Elevator service in common with other occupants of the Office Building for access to and from the floor(s) during normal business days on which the Premises are located (Lessor may limit the number of elevators operating outside normal business hours), and freight elevator service only when scheduled through the manager of the Office Building.

iv.
If the portion of the Premises located on the second floor contains less square footage than the entire useable floor area, the exact location of the Premises shall be determined by Lessor through the design and architecture of the Office Building and the construction of the Office Building’s core architecture including but not limited to the restrooms and passenger elevators. Lessor shall not be responsible for providing separate restrooms and/or elevators for any partially leased floor area by Lessee.

v.
Adequate Electric Lighting: Lessor shall provide adequate electric lighting for the Premises and all Common Areas and special service areas of the Office Building as Lessor determines to be reasonable and standard, including replacement of Office Building standard light bulbs and tubes.

vi.	Skywalk access: Lessor shall provide Lessee with direct connectivity to Des Moines Skywalk system via the Merchants Building and Wells Fargo Financial Skyview Building.

vii.
Base Building Security and Card Access System: Security services for Common Areas shall be provided as determined by Lessor and considered reasonable for Class A commercial building space. Lessor shall provide secured card access system into the Office Building and shall provide security cards to Lessee. Notwithstanding any other provision contained herein to the contrary, Lessor shall not be liable in any manner for the failure of any such security personnel, services, procedures or equipment to prevent or control, or apprehend anyone suspected of personal injury, property damage or criminal conduct in, on or around the property.

viii.
Cafeteria or Breakroom Facilities: Lessee’s employees and business invitees shall have reasonable access to and the use of cafeterias and/or breakrooms within the Common Areas or as allowed by Lessor in order to prevent security issues with other tenants of the Office Building during any hours such cafeterias and/or breakrooms are open.

ix.
Stairwell Access: Lessee’s employees shall have access to and the use of the stairwell located between the second and third floors of the Office Building and shall be provided separate card access to such floors from the stairwell.

x.	Common Area Maintenance: All maintenance costs attributable to the Common Areas.

xi.	Property Insurance: Property insurance for the Office Building as specified in Paragraph 18.

xii.
Property Management. Lessor shall provide professional property management of the Office Building including all building systems and Common Areas. Property management as herein defined shall include the following services: coordination of maintenance of the Common Areas and Lessor’s repairs and replacement to the Premises, lease issues, billing and other related work with Lessee, and all other required services as it relates to the overall management of the Office Building and Premises.
b. If there is no uncured event of default by Lessee, Lessor will furnish for the occupied portion of the Premises the following services, at Lessee’s cost and expense as Additional Rent:
i.
Electric Service for the Premises: The Lessee shall pay to the Lessor the cost of all electricity used by Lessee in the Premises. The cost of such electricity shall be billed monthly by Lessor to Lessee as Additional Rent at an amount equal to the actual cost for the services supplied. Lessor at its expense shall provide meters or sub-meters for any utility, which is to be paid for by Lessee. Lessee’s use of electrical service in the Premises shall not exceed, either in voltage, rated capacity, use or overall load that which Lessor deems to be standard for the Office Building. Such standard shall be set forth in Lessee’s Work Letter attached hereto as Exhibit C.

All installations of electrical fixtures, appliances and equipment within the Premises installed by Lessee, shall be subject to Lessor’s approval, which shall not be unreasonably withheld or delayed. If such installation affects the temperature or humidity otherwise maintained, Lessee may at Lessee’s cost with Lessor’s approval, which shall not be unreasonably withheld or delayed, install supplemental air-conditioning units (which cost shall include the additional electrical consumption of such units and costs associated with the removal of any additional heat load). Lessee’s use of electricity shall not exceed Lessee’s share of the capacity of existing feeders to the Office Building or of the risers, wiring installations and transformers serving the floor(s) containing the Premises.

ii.
Janitorial Services: The Lessee shall pay to the Lessor the cost of janitorial services supplied by Lessor for Lessee. The cost for Janitorial Services shall be billed monthly by Lessor to Lessee as Additional Rent at an amount equal to the actual cost or expense for services attributable to the Premises, based upon specifications and standards to be determined by Lessee, and supplied by Lessor’s designated service provider for the Premises. Lessee shall not enter into any agreements with any janitorial service providers other than Lessor’s provider without the express written consent of Lessor, which consent shall not be unreasonably withheld or delayed.

iii.
Security Patrol Services: The Lessee shall pay to the Lessor the cost of security patrol services supplied by Lessor for Lessee. The cost for Security Patrol Services shall be billed monthly by Lessor to Lessee as Additional Rent at an amount equal to the actual cost or expense for services attributable to the Premises, based upon specifications and standards to be determined by Lessee, and supplied by Lessor’s designated service provider for the Premises. Lessee shall not enter into any agreements with any security service providers other than Lessor’s provider without the express written consent of Lessor, which consent shall not be unreasonably withheld or delayed.

iv.
Below Grade Parking: The Lessor shall provide ten (10) below grade parking stalls to Lessee for the term of the lease at a rate of $120.00 per stall, per month. Lessor will bill Lessee at the beginning of each calendar year the total amount due for the year which will be payable by Lessee within thirty (30) days of Lessee’s receipt of Lessor’s invoice. Location of the reserved stalls shall be designated by Lessor at its sole discretion and Lessor has the right with ten (10) days notice to relocate designated location of stalls. Lessee shall furnish Lessor with a list of its employees using the below grade parking and the license numbers of their vehicles within fifteen (15) days after Lessor requests such information. Lessee shall be responsible for ensuring that its employees comply with all the provisions of this paragraph and such other parking rules and regulations as may be adopted and implemented by Lessor from time to time, including, but not limited to, systems of validation, shuttle transportation or any other programs which may be deemed necessary or appropriate by Lessor to control, regulate or assist parking for the Office Building. Every designated parker is required to park and lock his/her own vehicle. All responsibility for damage to or loss of vehicles is assumed by the parker and Lessor shall not be responsible for any such damage or loss by water, fire, defective brakes, the act or omissions of others, theft, or for any other cause. Lessee and its employees shall only park in parking areas designated by Lessor. Lessee shall not park any vehicles in the parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four wheeled trucks. Vehicles must be parked entirely within painted stall lines of a single parking stall. All directional signs and arrows must be observed. The speed limit within all parking areas shall be five (5) miles per hour. Parking is prohibited: (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; and (f) in reserved spaces and in such other areas as may be designated by Lessor. Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited. After written notice and continued failure to abide by these rules, Lessor may refuse to permit any person who violates these rules to park in the parking areas, and any violation of the rules shall subject the vehicle to removal, at such vehicle owner’s expense. Notwithstanding anything to the contrary contained herein, nothing in this paragraph shall be construed to relieve Lessor from any liability resulting from its negligence or willful misconduct.
c. It is understood that Lessor does not warrant that any of the services referred to in this Section will be free from interruption from causes beyond the reasonable control of Lessor. No interruption of service shall ever be deemed an eviction or disturbance of Lessee’s use and possession of the Premises or any part thereof or render Lessor liable to Lessee for damages, permit Lessee to abate Base Rent or Additional Rent or otherwise relieve Lessee from performance of Lessee’s obligations under this Lease. Notwithstanding the foregoing, if any “Essential Service” (as hereinafter defined) which Lessor is required to provide to the Premises pursuant to the terms of this Section is interrupted due to the negligence or other reasons within the reasonable control of Lessor, its agents or employees (a “Service Interruption”) and such Service Interruption causes all or a material portion of the Premises to be untenantable (the “Affected Space”) for a period of five (5) or more consecutive business days after written notice thereof from Lessee to Lessor (the “Interruption Notice”), then, provided that Lessee is unable to conduct business in the Affected Space, the annual Base Rent shall abate (the “Abatement Right”) in the proportion that the rentable square footage of the Affected Space actually vacated by Lessee bears to the rentable square footage of the Premises, which abatement shall commence on the first (1st) business day following Lessor’s receipt of the Interruption Notice and expire on the earlier of Lessee’s ability to conduct business of the Affected Space or the date that the Service Interruption is remedied. Lessor shall also use commercially reasonable efforts to remedy any Service Interruption. Notwithstanding the foregoing, in no event shall Lessee be entitled to the Abatement Right or any other remedy if the interruption of any Essential Service is caused in whole or in part by the negligence of Lessee, its agents or employees. Lessee agrees that the Abatement Right shall be Lessee’s sole remedy in the event of a Service Interruption and Lessee hereby waives any other rights against Lessor, at law or in equity, in connection therewith, including, without limitation, any right to terminate this Lease, to claim an actual or constructive eviction, or to bring an action for money damages; provided, however, that in the event that the Abatement

Right continues hereunder for thirty (30) consecutive days, then Lessee shall have the right to terminate this Lease upon at least thirty (30) days prior written notice to Lessor prior to the date the Abatement Right hereunder has expired (except, however, that if the Abatement Right expires prior to the termination date set forth in said notice, then the termination notice shall be null and void and this Lease shall continue in full force and effect). For purposes of this Section, an “Essential Service” shall mean the service provided by the HVAC systems, plumbing and waste disposal systems and electrical systems (to the extent supplied by Lessor).
6. DELIVERY AND ACCEPTANCE OF PREMISES. By taking possession of the Premises, Lessee shall conclusively evidence that (subject only to matters noted in any punch list which Lessee may deliver to Lessor pursuant to this Lease) the Premises are fully completed and are suitable for Lessee’s purposes; and that the Premises are in good and satisfactory condition. Notwithstanding the foregoing, Lessor shall repair any defects in the Premises to the extent any such defects are covered by warranties related to the construction of the Premises or Office Building. Repairs not covered by warranty shall be the sole responsibility of the Lessee or Lessor, as provided in Paragraph 10. If Lessee takes possession of the Premises prior to the Commencement Date for any reason whatsoever, such possession shall be subject to all the terms and conditions of the Lease and Lessee shall pay Base Rent and Additional Rent on a per diem basis for each day of occupancy prior to the Commencement Date.
7. USE OF PREMISES.
(a) Permitted Use: Lessee will use and occupy the Premises only for general office use, using and maintaining them in a clean, careful, safe, sanitary and proper manner.
(b) Liability for Misuse: Lessee will pay for any damage to the Premises or to any other part of the Office Building caused by any negligence or willful act or any misuse or abuse by Lessee or any of its agents, employees, licensees, or invitees, normal wear and tear excepted.
(c) Limitation on Use: Lessee will not cause anywhere in the Office Building or permit in the Premises (i) any activity or thing contrary to applicable law, ordinance, regulation or insurance regulation; or which is in any way immoral, hazardous or could jeopardize the coverage of normal insurance policies or a substantial increase their cost; (ii) waste or nuisance, defacing or injury of the Office Building or any activity causing odors, sound or electro-magnetic radiation (other than normal cellular telephones) perceptible outside the Premises; (iii) retail sales, purchases or storage of merchandise; (iv) cooking or heating food or beverages (except by microwave ovens or coffee machines suitable for commercial use and used solely for Lessee’s employees); or (v) overloading of the floor or the structural or mechanical systems of the Office Building. Lessee shall not create any nuisance or interfere with, annoy, or disturb any other Lessees or occupants of the Office Building or the Lessor and in its management hereof, and shall not injure the reputation of the Office Building. Lessee shall not erect or place any item (including but not limited to signs) in, upon or visible from the exterior or the Common Areas of the Office Building, with the exception of Lessee’s signage within Lessee’s reception area which shall be subject to Lessor’s approval of which approval shall not be unreasonably withheld or delayed.
8. LESSEE’S ALTERATIONS. Other than Lessee’s original improvements, as outlined in Lessee’s Work Letter attached hereto as Exhibit C and Lessee’s Plans and Specifications attached hereto as Exhibit D (which exhibits will be approved and attached to this Lease no later than July 31, 2004), Lessee will not make or permit alterations, additions, or improvements (including fixtures) in or to the Premises (collectively “Alterations) without Lessor’s prior written consent, which shall not be unreasonably withheld. Prior to commencing any Alteration work and as a condition to obtaining Lessor’s consent, Lessee must furnish evidence of contractor’s and subcontractor’s insurance in a type and amount acceptable to Lessor; and payment bond or other security, all in form and amount satisfactory to Lessor. All contractors must be licensed and approved in writing by Lessor. All such Alterations shall be installed in a good workmanlike manner using new materials. Lessor shall have the right to designate reasonable rules, regulations and procedures for the performance of work in the Office Building. Lessee agrees to hire Lessor’s architect/and or engineers to prepare and consult on all plans for Lessee’s initial interior improvement. All Alterations, by Lessee or Lessor shall comply with insurance requirements, codes, ordinances, laws and regulations, including without limitation, compliance with Americans with Disabilities Act. Lessor’s approval of Lessee’s plans and specifications or supervision of any work performed for or on behalf of Lessee shall not be deemed to be a representation by Lessor that such plans and specifications comply with applicable insurance requirements (which shall be provided to Lessee by Lessor), building codes, ordinances, laws or regulations or that any such Alterations shall be adequate for Lessee’s use. Lessor will supervise or inspect this work, as it may pertain to the Office Building’s structural, HVAC, electrical, plumbing or life safety systems, any such supervision, inspection, approval or consent being solely for Lessor’s benefit and in no way constituting any warranty by Lessor or any other undertaking or waiver by Lessor. As a further condition to Lessor’s consent to such Alterations to insure Lessor against any liability for mechanics’ and materialmen’s liens and to ensure completion of work, Lessor may require Lessee at Lessor’s benefit and at Lessee’s sole cost, to provide Lessor with a payment and performance bond for 1.5 times the cost of the Alterations. In such case, Lessee shall not commence such work until it has delivered such bond to Lessor and Lessor has approved the same. Upon completion of any Alterations, Lessee shall furnish “as built” plans, contractor’s affidavits and full and final waivers of lien and receipted bills covering labor and materials.
9. REPAIRS AND MAINTENANCE. At all times during the term hereof, Lessee, at Lessee’s expense, will maintain the Premises in good and usable condition and promptly make, at its expense, all necessary non-structural repairs and replacements to the Premises and perform and pay for the operation, maintenance and repair of fixtures and supplemental air conditioning units or any other equipment, which may be installed by Lessee, Lessee will immediately pay the cost of repair and replacement due to damage or injury to the Office Building by Lessee or its employees, agents, partners, officers, licensees, invitees, subcontractors or guests, ordinary wear and tear excepted. Lessee shall make all required repairs promptly. If Lessee fails to make such repairs to the Premises within thirty (30) days after Lessor’s written notice to Lessee, Lessor may, at its option, make such repairs, and Lessee shall pay all such reasonable costs. Lessee shall pay all such reasonable costs to the Lessor on demand as Additional Rent. Notwithstanding the foregoing, Lessee shall not be responsible for any repairs or replacements to the Premises to the extent that any such work is covered by any warranties.
Except for repairs, replacements and maintenance that Lessee is obligated to perform pursuant to this Paragraph 9, Lessor shall perform all other repairs, replacements and maintenance to the Premises and the Office Building in a manner consistent with Class A office buildings and in a manner such that all such elements are properly functioning throughout the Lease Term, including the exterior walls, the roof, and foundation, windows, plumbing and interior structural walls of the Office Building, and any common use mechanical, electrical, sanitary, heating, ventilating, air conditioning or other systems or equipment within the Office Building that are not exclusively used by any Lessee in good order, condition, and repair, shall replace the same as required, in Lessor’s sole and absolute judgment, and shall comply with all Laws related thereto. Lessee shall not make any repairs to the Premises, the Common Areas, or the Office Building at the cost of Lessor, whether by deduction or offset of rent or otherwise, or vacate the Premises or terminate this Lease if repairs which Lessor is obligated to make under this Lease are not made, and Lessee hereby waives any and all such right under any Laws to the contrary.
10. LESSOR’S CONSTRUCTION. Prior to January 1, 2007, Lessor shall construct, substantially complete, and deliver the Premises to Lessee, as described in Exhibit C

(“Lessee’s Work Letter”) and Exhibit E (“Building Shell and Core Specifications”). All such improvements shall immediately become Lessor’s property and a part of the Office Building without compensation to Lessee but subject to Lessee’s rights hereunder, and Lessee will promptly notify Lessor of the value thereof for insurance purposes. Lessee will hold Lessor and its employees forever harmless against any and all claims, expenses (including taxes) and liabilities of every kind, which may arise out of or in any way be connected with any work performed by or under the control of Lessee. Any additional alterations, repairs and replacements above and beyond the construction outlined in Lessee’s Work Letter shall be at Lessee’s expense and shall be in accordance with paragraphs 8 and 9.
The Building Shell and Core Specifications shall include 1) two electrical feeds for redundancy and two independent local telecommunications service provider links; and 2) a generator to provide service to all life safety systems and elevators; 3) UPS/generator service to provide for high end technical equipment including, but not limited to phone switches, computer servers, computer rooms, routers and other related equipment located within data closets. Generator and UPS systems will not support standard employee office equipment. Lessee may install its own UPS and generator at it own cost at locations to be determined and subject to Lessor’s approval, which shall not be unreasonably withheld.
For purposes of this Lease, “substantially complete” means
(i)
completing Lessee’s improvements so that (a) Lessee can use the Premises for its intended purposes without material interference to Lessee conducting its ordinary business activities and (b) the only incomplete items are minor details of construction, mechanical adjustments, or finish work, i.e., touch-up plastering or painting;

(ii)	a temporary or permanent certificate of occupancy for the Premises has been secured from the local municipality;

(iii)	Lessee, its employees, agents, and invitees, have ready access to the Office Building and the Premises through the lobby, entranceways, elevators, and hallways;

(iv)	the Premises are ready for the installation of any equipment, furniture, fixtures, or decoration that Lessee will install;

(v)
the following items are completed or installed and in good operating order — (a) building lobby, (b) hallways on floor on which Premises are located (including walls, flooring, ceiling, lighting, etc.), (c) elevators, HVAC, utilities, and plumbing serving the Premises, and (d) the doors and hardware, (e) bathrooms; and

(vi)	the Premises are broom clean.
Before the Commencement Date, the parties shall inspect the Premises, have all systems demonstrated, and prepare a punch-list. The punch-list shall list incomplete; minor, or insubstantial details of construction; necessary mechanical adjustments, and needed finish work. Lessor will complete the punch-list items within thirty (30) days after the Commencement Date unless forces majeure as defined in Section 32(h) cause unavoidable delays. In the event Lessor does not complete the punch-list items within sixty (60) days after written notice by Lessee, Lessee has the right to complete such punch-list items and Lessor shall be liable to Lessee for any expenses actually incurred to complete such punch-list items plus an administrative fee of 10% of said actual costs.

Lessor shall, at its sole cost and expense, promptly correct any latent defects as they become known, if Lessee notifies Lessor within thirty (30) days after Lessee first learns of the defect.
Lessee may enter the Premises prior to the Commencement Date, subject to Lessor’s approval, which shall not be unreasonably withheld, in order that Lessee may do such other work as may be required by Lessee to make the Premises ready for Lessee’s use and occupancy.
In the event Lessor does not substantially complete and deliver the Premises to Lessee on or before January 1, 2007, Lessor shall be liable for all actual damages suffered by Lessee due to such delay in delivery and shall pay to Lessee an amount equal to all such actual damages which are properly evidenced by Lessee within thirty (30) days from Lessor’s receipt of Lessee’s evidence of such actual damages. Notwithstanding the foregoing, Lessor shall have no liability to Lessee for delays caused by forces majeure as set forth in Paragraph 32(h) hereof.
11. LESSEE’S PROPERTY. All furniture, trade fixtures and other personal property installed or kept by Lessee on the Premises, whether attached or not, may be removed by Lessee at any time provided that Lessee shall repair any material damage caused by said removal.
12. LIENS PROHIBITED. Lessee will not permit any lien on any part of the Office Building claimed to result from work or materials furnished to or for, or obligations incurred by or for, Lessee. Lessee agrees to indemnify, defend and hold harmless Lessor for any damages or costs sustained by Lessor which are caused by the existence of any such lien placed on any part of the Office Building by, through or under Lessee. Neither this lease nor any request or consent of Lessor to the labor, materials or obligations, is consent to such a lien. Should any mechanic’s lien be asserted or filed by reason of Lessee’s work or improvements, Lessee shall immediately cause the same to be discharged and released of record by bond or otherwise. Lessee’s failure to cause the same to be discharged and released or bonded within ten (10) business days after notice thereof shall be a material breach of this Lease, notwithstanding any other provision of this Lease to the contrary.
13. SUBLET OR ASSIGNMENT. Lessee may not, whether voluntarily or by operation of law, sublet all or any part of the Premises or assign its interest in this Lease. In addition, Lessee may not mortgage, pledge or hypothecate this Lease. Any prohibited assignment, sublease, mortgage, pledge or hypothecation is voidable by Lessor.
14. CONVEYANCE BY LESSOR. Lessor reserves the right to sell or assign and convey part of or all of its interest in the Office Building including the Premises provided that Lessee’s possession of the leased property and Lessee’s rights and privileges under this Lease shall not be diminished or interfered with by such sale or assignment. In the event of such sale or assignment, Lessor shall thereby be released from any further obligations under this Lease, and Lessee will attorn and look solely to Lessor’s successor in interest for performance of those obligations.
15. LESSEE’S INDEMNIFICATION. Lessee will indemnify, and hold and save Lessor, its affiliates and managing agent and their respective employees (“Indemnitees”) harmless from all fines, losses, costs, expenses, liabilities, claims, demands, actions, damages and judgments suffered by, recovered from or asserted against the Indemnitee, of every kind and nature, resulting from any breach, violation or nonperformance by Lessee of any provisions of this lease; or from injury or damage to person or property incident to, arising out of, or caused (proximately or remotely in whole or part) by any negligence or misconduct by Lessee or any direct or indirect assignee or any of their employees, or in any other way from their occupancy or use of the Premises. If any such proceeding is brought against an Indemnitee, Lessee will retain counsel to defend Indemnitee at Lessee’s sole cost and expense. All such liabilities, including reasonable attorney’s fees and court costs, shall be a demand obligation owing by Lessee to Lessor. Lessee’s obligations under this paragraph shall survive the termination or expiration of this Lease.
16. LESSOR’S INDEMNIFICATION. Lessor shall indemnify, and hold and save Lessee, its affiliates, agents, and their respective employees (“Indemnitees”) harmless from all fines, losses, costs, expenses, liabilities, claims, demands, actions, damages and judgments suffered by, recovered from or asserted against the Indemnitee, of every kind and nature, resulting from any breach, violation or nonperformance by Lessor of any provisions of this lease; or from injury or damage to person or property incident to, arising out of, or caused (proximately or remotely, in whole or part) by any negligence or misconduct by Lessor or any agent or any of their employees, or in any other way from their management or use of the Office Building. If any such proceeding is brought against an Indemnitee, Lessor will retain counsel to defend Indemnitee at lessor’s sole cost and expense. All such liabilities, including reasonable attorney’s fees and court costs, shall be a demand obligation owing by Lessor to Lessee. Lessor’s obligations under this paragraph shall survive the termination or expiration of this Lease.
17. WAIVER OF SUBROGATION. Lessor and Lessee hereby waive and release each other from any and all right of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises, improvements to the Office Building, or personal property within the Office Building, by reason of fire, acts of terrorism or forces majeure, regardless of cause or origin, including negligence of Lessor or Lessee and their agents, officers and employees. At all times during the term, Lessor shall, at its expense, carry fire and extended coverage insurance on the Office Building endorsed to show that any right of recovery against Lessee has been waived. Lessor and Lessee shall look solely to their own insurance in the event of destruction or damage to the personal property of either by reason of fire. Lessor and Lessee each agree to notify their present or future insurer or insurers that in the event of fire, each has waived subrogation against the other during the entire term of this Lease, for loss of or damage to personal property, and to furnish satisfactory evidence showing that said notice of such waiver has been given. Lessor and Lessee each hereby agrees to indemnify and to hold the other harmless for any loss sustained because of the other’s failure to carry out the obligations provided in this Lease relating to the waiver of subrogation.
18. INSURANCE. Lessee agrees to carry, at Lessee’s expense, comprehensive general liability insurance on the Premises in the amount of $1,000,000 combined single limits for bodily injury and property damage, and excess umbrella liability insurance in the amount of $10,000,000. Lessee shall furnish to Lessor, on its request, a certificate to show that such insurance is in force. Lessee reserves the right to self-insure with respect to any other property damage, plate glass or casualty coverage required by the Lessor.
Lessor covenants and agrees that during the term, Lessor will carry and maintain the following insurance for the Office Building, at Lessor’s sole expense:
General comprehensive public liability insurance covering the Common Areas against claims for personal or bodily injury or death or property damage occurring upon, in or about the Common Areas (including contractual, indemnity and liability coverage to cover Lessor’s indemnities), such insurance to afford protection to the limit of not less than $5,000,000 combined single limit or such higher limits as Lessor may elect, at its option, to carry from time to tine, on an occurrence basis, in respect to injury or death to any number of persons and broad form property damage arising out of any one (1) occurrence, operations hazard, owner’s protective coverage, contractual liability, with a cross liability clause and a severability of interest clause to cover Lessor’s indemnities, with a commercially reasonable deductible.
Property insurance on all-risk extended coverage basis (including coverage against fire, wind, tornado, or other similar acts of nature, terrorism, vandalism, malicious mischief, water damage and sprinkler leakage) covering the Office Building in an amount not less than one hundred percent (100%) of full replacement cost thereof, subject to a commercially reasonable deductible.
Such other insurance as Lessor may elect, at its option, to carry and maintain from time to time.
This insurance coverage shall extend to any liability of each party arising out of the indemnities provided for in this Lease. Each party shall name the other party as an additional insured on said policy and shall deposit the policy or policies of such insurance, or certificates thereof, with the other party, within ten (10) days prior to the Commencement Date. Each party’s insurer under the policies required hereunder shall agree by endorsement on the policy issued by it or by independent instrument that it will give the other party thirty (30) days’ prior written notice before said policy or policies shall be altered or canceled.
19. DAMAGE OR DESTRUCTION.
(a) Insured Casualty: If the Office Building or other improvements of which the Premises are a part shall be damaged or destroyed by fire, acts of terrorism, or other casualty fully covered by Lessor’s fire and extended insurance, Lessor shall proceed promptly and with all reasonable diligence to repair and restore the Office Building and other improvements so damaged or destroyed to the condition the same were immediately prior to such damage or destruction, with such changes, if any, as Lessor and Lessee may agree upon. If the Premises are rendered partially or totally uninhabitable as a result of such casualty, then to the extent the Premises are rendered uninhabitable, the Base Rent and Additional Rent shall be proportionately abated until the Lessor has completed such repair, reconstruction or restoration and Lessee has reopened for business subsequent to any casualty occurring in the Premises. Lessor shall notify Lessee of its intention to restore the Premises within thirty (30) days of such casualty. If the Premises and other improvements are not repaired and restored in accordance with this paragraph within ninety (90) days after said damage or destruction, or if Lessor has not begun to make said repairs or restoration within ninety (90) days, then Lessee or Lessor may at its sole option terminate this Lease forthwith, without further obligation or penalty of any kind, and such termination shall be effective as of the date of such casualty.
(b) Uninsured Casualty: If the Office Building or other improvements of which the Premises are a part shall be damaged or destroyed by fire or other casualty not fully covered by Lessor’s fire and extended insurance, Lessor shall have the option to terminate this Lease, or repair and restore the Premises to substantially the same condition as existed on the date the Lessor delivered original possession of the Premises to Lessee. In the event Lessor has agreed to rebuild and restore the Premises, this Lease shall continue in full force and effect and there shall be a proportionate abatement of Base Rent and Additional Rent payable under this Lease based on the amount of leasable square footage of the Premises that is uninhabitable. Lessor shall notify Lessee of its intention to restore the Premises within thirty (30) days of such casualty. If the Premises and other improvements are not repaired and restored in accordance with this paragraph within ninety (90) days after said damage or destruction, or if Lessor has not begun to make said repairs or restoration within ninety (90) days, then Lessee or Lessor may at its sole option terminate this Lease forthwith, without further obligation or penalty of any kind, and such termination shall be effective as of the date of such casualty.
20. EMINENT DOMAIN. In the event the Office Building or any part thereof shall be taken or condemned either permanently or temporarily for any public or quasi-public use or purpose by any authority in appropriation proceedings or by any right of eminent domain, the entire compensation award therefor, including, but not limited to, all damages as compensation for diminution in value of the leasehold, reversion and fee, shall belong to the Lessor without any deduction therefrom for any present or future estate of Lessee, and Lessee hereby assigns to Lessor all its right, title and interest to any such award. However, Lessee shall have the right, to the extent permitted by law, to interpose and prosecute an independent claim against such authority for Lessee’s loss of business, the value of its leasehold, relocation expenses, and for the value of Lessee’s alterations, fixtures and improvements, together with Lessee’s cost of installation thereof.
In the event of a taking under the power of eminent domain of more than (i) thirty percent (30%) of the Common Areas, or (ii) fifty percent (50%) of the floor area of the Office Building (as constituted prior to such taking) either Lessor or Lessee shall have the right to terminate this Lease without penalty by notice in writing given within ninety (90) days after the condemning authority takes possession, in which event all rents and other charges shall be prorated as of the date of such termination. In the event ten percent (10%) or more of the premises are taken, or the taking materially impairs 1) Lessee’s ability to operate its business, 2) Lessee’s access to the Premises, or 3) Lessee’s access to parking granted in this Lease, Lessee shall have the sole option of terminating this Lease without penalty or obligation of any kind.
In the event of a taking of any portion of the Premises not resulting in a termination of this Lease, Lessor shall restore the Premises to the condition that existed immediately before the taking, and this Lease shall continue in effect with respect to the balance of the premises, with a reduction of rent in proportion to the portion of the Premises taken.
21. LESSOR’S ACCESS. Lessor may enter any part of the Premises at all reasonable hours and upon reasonable notice so as not to unduly disrupt Lessee’s business operations (or, in any emergency or suspected emergency, at any hour and without notice), to (a) inspect, test, clean, or make repairs, alterations and additions to the Office Building or the Premises as Lessor believes appropriate; (b) provide any service which Lessor is now or hereafter obligated to furnish to Lessees of the Office Building; or (c) show the Premises to actual or prospective lenders, purchasers. Rent will not abate because of Lessor’s entry.
22. SURRENDER OF PREMISES. As soon as its right to possession ends, Lessee will surrender the Premises to Lessor in as good repair and condition as when Lessee first occupied except for reasonable wear and tear and for damage or destruction by fire or other casualty, and will concurrently deliver to Lessor all keys to the Premises. If possession is not immediately surrendered, Lessor may enter upon and take possession of the Premises and expel or remove Lessee and any other person who may be occupying them, or any part thereof, without incurring any civil or criminal liability.
(a) Leasehold Improvements and Fixtures: Upon surrendering the Premises, Lessee will remove any parts specified by Lessor of the initial construction done under Exhibit D and G, alterations and personal property in or upon the Premises, provided, however, that Lessee shall not be required to remove any of said construction or alteration if at the time Lessor approved the same, Lessor did not notify Lessee that it reserved the right to require Lessee to remove same upon surrender of Premises. Except where Lessor requires removal, Lessee (if it is not in default beyond any applicable cure period) may elect whether to remove each item of moveable office furniture and equipment in the Premises not attached to the Office Building, but all initial construction and alterations will remain without compensation to Lessee. All removals by Lessee will be accomplished in a good and workmanlike manner so as not to damage any portion of the Office Building, and Lessee will promptly repair and restore all damage done. If Lessee does not remove any property which it has the right or duty to remove, Lessor may immediately either claim it as abandoned property, or remove, store and dispose of it in any manner Lessor may choose, at Lessee’s cost and without liability to Lessee or any other party.

(b) Holding Over: If Lessee does not surrender the Premises as required, this creates a tenancy at sufferance only, on all terms of this lease except that Lessee will have no right to renew, extend, or expand and the monthly rental will be one and one-half the total amount payable by Lessee during the last full calendar month before holding over. Nothing other than a written agreement (executed by both parties) will create any other relationship, notwithstanding any course of dealing.
23. DEFAULT AND REMEDIES.
(a) Events of Default — Lessee: If any one or more of the following events shall occur, the Lessee shall be deemed in default. All notices of default must be hand delivered or sent via Certified Mail-Return Receipt Requested, overnight mail with proof of delivery provided, or by facsimile, as provided in this Lease.
(i) Lessee fails to pay rent within ten (10) days after receipt of written notification by Lessor.
(ii) Lessee fails to pay any other charge within thirty (30) days after receipt of written notification by Lessor.
(iii) If Lessee fails to perform any of Lessee’s non-monetary obligations under this Lease for a period of thirty (30) days after receipt of written notice from Lessor; provided that if more than thirty (30) days are required to complete such performance, Lessee shall not be in default if Lessee commences such performance within the thirty (30) day period and thereafter diligently pursues its completion.
(iv) (a) If Lessee makes a general assignment or general arrangement for the benefit of creditors; (b) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Lessee and is not dismissed within thirty (30) days; (c) if a trustee or receiver is appointed to take possession of substantially all of Lessee’s assets located at the property or of Lessee’s interest in this Lease and possession is not restored to Lessee within thirty (30) days; or (d) if substantially all of Lessee’s assets located at the property or of Lessee’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subparagraph is not a default under this Lease, and a trustee is appointed to take possession (or if Lessee remains a debtor in possession) and such trustee or Lessee transfers Lessee’s interest hereunder, then Lessor shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Lessee under this Lease.
(v) If any guarantor of the Lease revokes or otherwise terminates, or purports to revoke or otherwise terminate, any guaranty of all or any portion of Lessee’s obligations under the Lease. Unless otherwise expressly provided, no guaranty of the Lease is revocable.
(vi) Lessee shall not do or permit to be done anything which creates a lien upon the Premises and shall have any liens removed (or bonded for the amount of the lien if contested) within thirty (30) days after receipt of written notice from Lessor.
(vii) Lessee shall abandon the Premises, or fail or cease to operate or otherwise cease to conduct business from the Premises for a period longer than thirty (30) days, provided that Lessee also fails to pay rent or other charges within any applicable grace period, or use or permit or suffer the use of the Premises for any purpose other than as set forth, make a bulk sale of its goods and assets, or move, commence, attempt or threaten to move its goods, chattels and equipment out of the Premises other than in the routine course of its business

(b) Remedies of Default — Lessor: On the occurrence of any material default by Lessee, Lessor may, at any time after the expiration of due written notice as provided for in this Lease, pursue the following remedies:
In the event of any default or breach by the Lessee, the Lessor may at any time thereafter, with notice and without limiting the Lessor in the exercise of any right or remedy which the Lessor may have by reason of such default:
Terminate the Lessee’s right to possession of the Premises by any lawful means in which case this Lease terminates and the Lessee will immediately surrender possession of the Premises to the Lessor. In such event, Lessor will be entitled to recover from the Lessee all damages incurred by the Lessor by reason of the Lessee’s default including, but not limited to Any other amount, and court costs, necessary to compensate Lessor for all detriment proximately caused by Lessee’s breach of its obligations under this Lease, or which in the ordinary course of events would be likely to result therefrom, including, without limitation: (a) expenses for cleaning, repairing or restoring the Premises, (b) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting the Premises, (c) brokers’ fees and commissions, advertising costs and other expenses of reletting the Premises, (d) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions, (e) expenses of retaking possession of the Premises, (f) attorney’s fees and court costs, (g  Unpaid installments of Rent or other sums will bear interest from the date due at the lesser rate of 12% per annum or the maximum allowed by law.
Notwithstanding anything to the contrary above, Lessor agrees to use its reasonable efforts, in good faith, to mitigate its damages upon occurrence of any event of default by Lessee hereunder and/or in connection with the exercise of any rights or remedies by Lessor provided for in this Lease.
(c) Rights Cumulative: The rights, powers and remedies of either party contained in this Lease are cumulative; and no one of them is exclusive of the others or exclusive of any rights, powers or remedies allowed either party by law and shall not affect the right of either party to pursue any other equitable or legal remedy to which either party may be entitled as long as any remedy remains unremedied, unsatisfied or undischarged.
(d) No Exemplary or Punitive Damages: In no event shall Lessee or Lessor be subject to any exemplary or punitive damages arising out of failure to perform as agreed in this lease.
(e) No Waiver: Lessor’s failure to insist on strict compliance with any term hereof or to exercise any right or remedy, does not waive the same. Waiver or any agreement regarding any breach does not affect any subsequent or other breach, unless so stated. A receipt by Lessor of any rent with knowledge of the breach of any covenant or agreement contained in this lease shall not be a waiver of the breach, and no waiver by Lessor of any violation or provisions of this lease shall be effective unless expressed in writing and signed by Lessor. Payment by Lessee or receipt by Lessor of a lesser amount than due under this lease may be applied to such of Lessee’s obligations as Lessor elects.
(f) Lessor’s Default: Lessee shall give written notice of any failure by Lessor to perform Lessor’s obligations under this Lease to Lessor. Lessor shall not be in default under this Lease unless Lessor fails to cure such non-performance within thirty (30) days after receipt of Lessee’s notice; provided, however, that if such non-performance reasonably requires more than thirty (30) days to cure, Lessor shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion. All notices of default must be hand delivered or sent via Certified Mail Return Receipt Requested, overnight mail with proof of delivery provided, or by facsimile as provided in this Lease.

(g) Lessee’s Remedies: On the occurrence of any default by Lessor, as described in the paragraph above, Lessee may, pursue the following remedies:
(i)	cure such default and deduct from the rent any expenses incurred to perform such cure and any damages sustained by Lessee as a result of Lessor’s breach; or

(ii)	terminate the Lease.
Lessee’s remedies set forth in this paragraph are in addition to any remedies set forth in Paragraph 5(c) of this Lease.
24. ATTORNEY’S FEES. If either party prevails in any litigation between the parties arising under this Lease or the relationship it creates, the non-prevailing party will on demand pay or reimburse the prevailing party’s reasonable attorney’s fees, costs and expenses.
25. WAIVER BY LESSEE. Except as otherwise set forth in this lease, Lessee waives and surrenders any right and privilege which it may now or hereafter have to redeem the Premises or to have a continuance of this Lease after termination of the lease, Lessee’s right of occupancy or the term.
26. SUBORDINATION TO MORTGAGE. This Lease and all rights of Lessee under this Lease shall be subject and subordinate to the lien of existing mortgages and of mortgages, any ground or underlying lease covering any part of the Office Building, any applicable laws, rules, statutes and ordinances of any governmental authority having jurisdiction, and all utility easements and agreement which hereafter may be made a lien on the leased property provided, however, that Lessee’s rights and privileges under this Lease or any renewal or extension thereof shall not be diminished or interfered with by the mortgagee or any purchaser upon foreclosure or sale. An assignment or transfer by the Lessor will not relieve the Lessor from any liability which has already occurred and exists, whether known or unknown as of the date of the transfer, unless such liability is specifically assumed by the assignee or transferee.
27. NOTICE TO LESSOR AND MORTGAGEE. Lessee shall not sue Lessor for damages or exercise any right to terminate until it gives written notice to any Mortgagee whose name and address have been furnished to Lessee, and at least thirty (30) days for remedying the act or omission giving rise to such suit has elapsed following the giving of the notice, without the same being remedied. During that time Lessor shall not be considered in default, and Lessor and/or Mortgagee and/or their employees may enter the Premises and do therein whatever may be necessary to remedy the act or omission.
28. ESTOPPEL CERTIFICATE. Lessee agrees at any time, upon not less than fifteen (15) days prior written notice from the Lessor, to execute a certificate in the form attached hereto as Exhibit F stating that this Lease is in full force and effect or, if there has been modifications, Lessee or Lessor shall state that the same is in full force as modified, the dates to which the Base Rent and other charges have been paid in pursuance to this Lease and such other certification concerning the Lease as may be reasonably required by Lessor or Lessor’s mortgagee. Lessee further agrees that said statement may be relied upon by any prospective purchaser or assignee of any mortgage of the Premises provided, however, that nothing contained in the certificate executed by Lessee shall modify the terms of this Lease.
29. PAYMENTS AND NOTICES. All notices to Lessor pursuant to this Lease shall be in writing and shall be hand delivered or sent by Certified Mail — Return Receipt Requested, overnight mail with proof of delivery provided, or by facsimile to Lessor at 800 Walnut Street, Des Moines, Iowa 50309-3636, Attn: Corporate Properties Group MAC Code- F4030-082,

Facsimile No. (515) 557-7463 or to such other address as the parties hereto may from time to time designate in writing. All notices to Lessee pursuant to this Lease shall be in writing and shall be hand delivered at the Premises or sent by Certified Mail — Return Receipt Requested, overnight mail with proof of delivery provided, or by facsimile to Lessee at 907 Walnut Street, Des Moines, Iowa 50309, Facsimile No. (515) 699-1210,or to such other address as the parties hereto may from time to time designate in writing, Notice shall be considered given on the date hand delivered, mailed or faxed, unless provided otherwise herein.
30. RIGHTS RESERVED BY LESSOR. In addition to other rights retained or reserved, Lessor reserves the following rights exercisable without notice and without liability to Lessee and without effecting an eviction, constructive or actual, or in any way diminishing Lessee’s obligations; (a) to change the name or street address of the Office Building or any part of it; (b) to install, affix and maintain, modify or remove any and all signs on the exterior or interior of the Office Building; (c) to approve, prior to installation by Lessee, all types of interior and exterior window treatments, and to control all internal lighting that may be visible from the exterior of the Office Building; (d) the exclusive right to reasonably designate, limit, and restrict any service in or to the Office Building or its Lessees, provided that any such designations, limits or restrictions shall not impair any services required for Lessee’s business operation; (e) to keep, and to use in appropriate instances, keys to all doors within and into the Premises (no locks shall be changed or added without the prior written consent of Lessor, which shall not be unreasonably withheld or delayed); (f) to decorate and make repairs, alterations, additions, changes or improvements whether structural or otherwise (specifically including, without limitation those in conjunction with Lessor’s construction of additional buildings or improvements) in and about any part of the Office Building, and to enter the Premises for these purposes and, during such work, to temporarily close doors, entryways, public spaces and corridors in the Office Building, to interrupt or temporarily suspend building services and facilities and to change the arrangement and location of entrances or passageways, windows, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Office Building; (g) to approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and the Office Building, and to require all such items and furniture to be moved into and out of the Office Building and the Premises only at times and in manner as Lessor directs (movement of Lessee’s property is entirely at the risk and responsibility of Lessee, and Lessor reserves the right to require permits before allowing any property to be moved into or out of the Office Building); (h) to have access for Lessor and other Lessees of the Office Building to any mail chutes located on the Premises according to the rules of the United States Postal Service; and (i) to take all reasonable measures Lessor considers advisable for the security of the Office Building and its occupants.
31. BROKERS. Lessor and Lessee each represent and warrant to one another that they have not dealt with any broker, finder, like agent, or consultant who is or may be entitled to a commission or fee on account of this Lease. Each party (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other party (the “Indemnified Party”) from and against any claim for a commission or other fee or compensation by any person or firm who or which alleges to have dealt with the Indemnifying Party in connection with this Lease, together with any and all loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys’ fees and costs) incurred by the Indemnified Party arising out of or in connection with such claim.
32. MISCELLANEOUS PROVISIONS.
(a) QUIET ENJOYMENT. So long as Lessee is not in breach of its duty to pay rent, or in the performance of any of its other covenants and agreements hereunder, beyond the applicable grace periods, Lessee shall peaceably and quietly have, hold and enjoy the Premises, and all rights, covenants, appurtenances and privileges pertaining thereto, from and after the Commencement Date hereof and throughout the term of this Lease, without interference by Lessor or anyone claiming by, through or under Lessor.

(b) EARLY TERMINATION. After the first sixty (60) months of the initial Lease Term have elapsed, and further provided Lessee has given Lessor written notice of its intent to quit the Premises at least six (6) months in advance, the Lessee at its sole option, may cancel this Lease with respect to the entire premises, the portion of the Premises located on the third floor, or the portion of the Premises located on the second floor, at any time during the remaining term hereof. If Lessee cancels this Lease as to all or any portion of the Premises under this paragraph, Lessee shall compete the following prior to surrendering the space to Lessor: (a) Lessee shall repair any damage resulting therefrom (ordinary wear and tear excepted) to the vacated portion of the Premises, and (b) if requested, restore at Lessee’s expense the vacated portion of the Premises to match all other original floor plates as set forth on Exhibit E and G attached hereto which shall describe in detail Lessor’s finished space, all to Lessor’s architect’s approval. In addition, Lessee shall pay the Lessor the following as a termination charge:
If Lessee exercises its sole option to cancel this lease in the fifth (5th) through the end of the fifteenth (15th) year of the initial Lease Term; Lessee shall pay Lessor upon written notice a termination charge equal to:
Six (6) months Base Rent for the portion of the Premises to which the cancellation applies; plus
The actual costs incurred, if any, to restore the portion of the Premises to which the cancellation applies to match all other original floor plates, as set forth on Exhibit E and G attached hereto which shall describe in detail Lessor’s finished space, all to Lessor’s architects approval; plus
The unamortized portion of Lessee’s improvement cost, which shall be $40.00 per square foot multiplied by the finalized square footage of the Premises to which the cancellation applies, and which shall be amortized over a period of 240 months commencing on the Commencement date bearing an interest rate equal to a corporate bond with a similar rating of Lessee upon the Commencement Date.
If Lessee exercises its sole option to cancer this lease in the sixteenth (16th) year through the last year of the initial Lease Term; Lessee shall pay Lessor upon written notice a termination charge equal to:
Three (3) months Base Rent for the portion of the Premises to which the cancellation applies, plus
The actual costs incurred, if any, restore the portion of the Premises to which the cancellation applies to match all other original floor plates, as set forth on Exhibit E and G attached hereto, all to Lessor’s architects approval; plus
The unamortized portion of Lessee’s improvement cost, which shall be $40.00 per square foot multiplied by the finalized square footage of the portion of the Premises to which the cancellation applies, and which shall be amortized over a period of 240 months commencing on the Commencement date bearing an interest rate equal to a corporate bond with a similar rating of Lessee upon the Commencement Date.
(c) HANDICAP REQUIREMENTS: During the term of this Lease thereof, and except for any interior improvements installed by the Lessee, the Lessor shall, at its sole expense, be responsible for any modification or addition required to the Office Building (not including Lessee’s Premises) and the Common Areas associated with the property, which may be required in compliance the American Disability Act (ADA) or any related federal, state or local legislation regarding the removal of physical barriers or providing access for the disabled. Any costs incurred by the Lessor in complying with such requirements shall be at the Lessor’s expense and shall not be passed through to the Lessee. Lessee shall be responsible at its expense for the compliance with the requirements of the ADA in the construction and operation of its Premises or any modifications to the interior of its Premises required by the ADA by the nature or manner of Lessee’s business operation or any modifications to the interior of its Premises or Common Areas as required by the ADA due to special needs of Lessee’s employees or invitees.
Lessee agrees to protect, defend, indemnify and hold Lessor, and its officers, directors, employees, and agents harmless from the cost of compliance with the requirements of the ADA that are Lessee’s responsibility stated above and from any damages, liabilities, charges, fines, penalties and expenses which arise from noncompliance or claims of noncompliance with the requirements of the ADA that are Lessee’s responsibility stated above. Lessor agrees to protect, defend, indemnify and hold Lessee, and its officers, directors, employees, and agents harmless from the cost of compliance with the requirements of the ADA that are Lessor’s responsibility stated above and from any damages, liabilities, charges, fines, penalties and expenses which arise from noncompliance or claims of noncompliance with the requirements of the ADA that are Lessor’s responsibility stated above.
(d) MEDICAL AND/OR HAZARDOUS MATERIALS: As used in this Lease, the term “Hazardous Materials” means any flammable item or explosive; radioactive material; hazardous or toxic substance, material, waste or related materials, including any substances defined as or included in the definition of “hazardous substances” or “hazardous wastes” or “hazardous materials” or “toxic substances” now or subsequently regulated under any applicable Laws; and any other substance, mixture, material or waste which is toxic, ignitable, reactive, or corrosive, regardless of whether the same is regulated by any Laws and including, without limitation, any petroleum-based product, paint, solvent, lead, cyanide, DDT, printing ink, acid, pesticide, ammonia compound and other chemical products, asbestos, PCBs and similar compounds; any different or similar products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons; and any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state, or local Laws or investigation, remediation or removal as potentially injurious to public health or welfare. All applicable Laws related to Hazardous Materials are referred to in this Lease as “Environmental Laws”.
Lessee shall not cause or permit any Hazardous Materials to be used, stored, manufactured, handled, treated, generated, disposed of, discharged, or transported (collectively, “Hazardous Materials Activities”) on, under or about the Premises or the Office Building, except in the minimum quantities as are customary and usual in connection with Lessee’s Permitted Use. Without limiting the generality of the foregoing, Lessee shall, at its sole cost and expense, strictly comply with all Environmental Laws applicable to any Hazardous Materials on, under or about the Premises or the Office Building as a result of, arising out of or in connection with; or related to any Hazardous Materials Activities of Lessee or any other act or omission of Lessee.
Lessee shall indemnify, defend, and hold harmless Lessor and Lessor’s agents employees, servants, shareholders, and partners (collectively, “Lessor Indemnitees”) from and against any and all loss, cost, damage, claim, liability fine, judgment, penalty, or expense (including without limitation attorneys’ fees and costs) as a result of, arising out of or in connection with or related to any Hazardous Materials Activities of Lessee or any Lessee Parties. The above indemnification includes, without limitation, any and all costs incurred because of any investigation of the Premises or the Office Building or the land underlying the same or adjacent to the same or any related cleanup, removal or restoration mandated by any Federal, state or local governmental or quasi-governmental agency or political subdivision. If Lessee or any Lessee Parties cause or permit the presence of any Hazardous Materials on or about the Premises or the Office Building that results in contamination, without limiting the generality of anything contained herein, Lessee shall promptly, at its sole cost and expense, take any and all necessary actions to return the Premises and the Office Building to the condition existing prior to the presence of any such

Hazardous Materials thereon. Lessee shall first obtain Lessor’s approval for any such remedial action. All covenants of Lessee and Lessee’s indemnification shall survive the expiration or earlier termination of this Lease.
In the event of any spill or release of or the presence of any Hazardous Materials affecting the Office Building, whether or not the same originates or emanates from the Premises, Lessor shall have the right to take any and all remedial or emergency action with respect thereto as Lessor shall deem necessary or advisable, in its sole and absolute discretion. To the extent that Lessee has caused or contributed to any spill or release or the presence of any such Hazardous Materials, Lessee shall immediately reimburse Lessor for any costs incurred by Lessor as a result of, arising out of or in connection with, or related to any such action by Lessor, together with interest at a rate of 18% from the date such costs are incurred by Lessor.
(e) LATE PAYMENTS: If any rent or sums due hereunder are not paid within ten (10) days after they are due and payable, Lessee shall pay Interest from the date due until paid at eighteen percent (18%) per annum, compounded monthly (but not more in total than the maximum amount permitted by law.
(f) INVOICES: Lessee will promptly notify Lessor of any dispute it may have regarding Lessor’s invoices. If Lessee does not notify Lessor within thirty (30) days after receiving the invoice, it is conclusively deemed to have agreed to the invoice and the underlying facts. Notwithstanding the foregoing, Lessor shall reimburse Lessee for any amounts that are determined to be overcharges pursuant to an audit as provided in Paragraph 4(e).
(g) BUSINESS DAYS AND HOURS; HOLIDAYS: “Business Days” means Monday through Friday and on Saturdays from 8:00 a.m. to 5:00 p.m. (except for holidays); normal business hours mean 7:00 a.m. to 6:00 p.m. on business days; and holidays means those days designated by the government of the United states as the holidays for New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.
(h) FORCE MAJEURE: When action is to be taken by either party, except for payment of rent or other charges by Lessee, such party shall not be liable or responsible for any delays due to strikes, riots, acts of god, or war, which are beyond the control of Lessor (and any such delays are excluded from the computation of any period of time prescribed for such action). Subject to the preceding sentence, time is of the essence of every part of this lease.
(i) TITLES: Titles and paragraph headings are for convenient reference and are not a part of this Lease.
(j) PRIOR AGREEMENTS: The terms and conditions of this Lease supersede those of any previous agreement between the parties concerning the Premises and constitute the sole agreement of the parties with respect to the Premises.
(k) SUCCESSORS: This Lease and all of the terms and conditions contained herein shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.
(l) RECORDING OF SHORT FORM LEASE: Lessor or Lessee shall have the option to prepare a memorandum or short form of this Lease for the purpose of recordation. Said memorandum or short form of this Lease shall describe the parties, the Premises and the term of this Lease by reference. Upon such request, the party requesting recordation shall pay all recording fees, revenue stamps, taxes and similar costs with regard thereto.
(m) CONDITIONS SUBSEQUENT: In the event Lessee shall not have sold and conveyed marketable title to the land located at 823 Walnut Street to Lessor, upon terms and conditions acceptable to both parties on or before April 27, 2004, Lessor or Lessee may declare by written notice to the other party this Lease null and void and neither party shall have any further obligation or liability to the other under this Lease Agreement.
(n) PERSONAL LIABILITY: Notwithstanding anything in this lease to the contrary, or any applicable law, the person or persons executing this Lease on behalf of the Lessor shall incur no personal liability with respect to Lessor’s obligations or performance under the Lease.
(o) GOVERNING LAW: This Lease shall be governed by and construed pursuant to the laws of the State of Iowa.
IN WITNESS WHEREOF, the parties hereto have executed this agreement in triplicate on the day and year first above written.

LESSOR:		LESSEE:

WELLS FARGO FINANCIAL, INC.		FEDERAL HOME LOAN BANK OF DES MOINES

By:		By:

Title:	Vice President	Title:	President & CEO

Date:	4-27-04	Date:	3/27/04

By:

		Title:	Senior Vice President

		Date:	3/27/04

EXHIBIT “A”
NOTICE OF SQUARE FOOTAGE REQUIREMENT

EXHIBIT “B”
NOTICE OF LEASE COMMENCEMENT DATE

EXHIBIT “C”
LESSEE’S WORK LETTER

PART I.	SCHEDULE OF CRITICAL EVENTS
Set forth below is a schedule of certain critical events (“Critical Events”) relating to Lessor’s and Lessee’s obligations with respect to construction and erection of the Lessor’s Work. These events and the respective obligations of Lessor and Lessee are more fully described in PARTS II through VII below. All Critical Events are subject to extension for “Force Majeure” as defined in Section 33(h) of the Lease.

EVENTS	RESPONSIBLE PARTY	DUE DATE

Lease Execution Date	Lessor/Lessee	April 6, 2004

Premises Delineation Plan Date	Lessor	March 31, 2004

Lessee Space Plan	Lessee	June 30, 2004
Delivery Date (Lessee furniture and interior space layout/design)

Space Plan Approval Date	Lessor	July 15, 2004

Lessee Improvement	Lessee	October 1, 2004
Construction Drawings

Lessee Improvement Construction	Lessor	October 31, 2004
Drawing Approval Date

Lessee’s Space Delivery Date	Lessor	January 1, 2007
Lessee’s Improvement Work Substantial Completion Date (30 Days after Lessee Space Delivery Date)

PART II.	LESSOR AND LESSEE PRE-CONSTRUCTION OBLIGATIONS
A.	As soon as reasonably possible on or before the date described above, Lessor shall provide Lessee with a Premises Delineation Plan showing the location, shape, and approximate size of the Premises. It is understood and agreed by both parties, that this plan may fluctuate somewhat as the building design is finalized.
B.	Lessor will perform the interior improvements on behalf of the Lessee as described in this Exhibit “C”. As part of the Base Rent, the Lessor will provide Lessee interior improvements to be of the same quality, materials, and level of finish as that of the other finished office floors in the building to be occupied by Lessor. Lessee understands and agrees that although the specific interior improvements are not yet determined, they will be of the same general level of finish and quality workmanship as that of a typical finished office floor in the recently completed Wells Fargo Financial Skyview Building located at 800 Walnut Street, Des Moines, IA. Said improvements shall be herein referred to as Lessor’s Building Standards. Lessee will hire the Lessor’s architect to prepare all necessary plans and work specifications for the improvements to the

Premises in accordance with the Lessor’s Building Standards. These plans will include any changes to the Lessor’s Building Standards required by Lessee. Prior to the Space Plan Delivery Date (described in PART I above) Lessee shall deliver Lessee’s Space Plans including the information described in PART IV below, together with other relevant information and written instructions relating thereto which are reasonably required by the Lessor for review and approval. Said Lessee Space Plan must integrate the basic core design that is determined by the Lessor and Lessor’s Architect. Furthermore, Lessee understands and agrees that the Office Building will be designed for open office use and that any improvements requested by. Lessee that would affect the overall design of the Shell and Core will not be permitted and any changes required to the mechanical/electrical systems and other services must be first approved by Lessor. Lessee agrees to provide Lessor on or before April 5, 2004, information on any special requirements Lessee has that would affect the mechanical/electrical systems such as supplemental cooling needs, UPS/Generators, and security. Lessor shall reserve the right to approve any required modifications, which approval shall not be unreasonably withheld or delayed. Any additional costs as a result of “special requirements” approved by Lessor shall be borne solely by the Lessee. Unless approved by Lessor, Lessee’s improvements shall not differ from that of a typical finished office floor for the Office Building. Initial Space Plans shall be submitted to Lessor by the date indicated in Part I above. Lessor shall either approve or disapprove said improvements which differ from building standard within 30 days of submission, and such approval shall not be unreasonably withheld or delayed. If modifications are required to the plans to meet Lessor’s approval, Lessor’s Architect shall revise the plans to incorporate said changes/modifications and resubmit to Lessor for approval. The process shall continue until the Space Plans are approved by Lessor. At such time, Lessor’s Architect, at the sole cost of Lessee, shall draft Final Lessee Improvement Construction Drawings (defined below) in accordance with the approved plans and shall submit complete copies for review and approval of the Lessor. Lessor shall review such drawings and the drawings shall not be considered approved until indicated in writing by Lessor. The approved Lessee Improvement Construction Drawings will be attached to this Lease as Exhibit G and thereby made a part of this Lease. All design fees associated with Lessee’s improvements (“Lessee Improvement Work”) shall be paid by Lessee and Lessee shall enter in to a separate agreement for these services with the Lessor’s Architect.

C.	Lessor will review the Lessee Improvement Construction Drawings to confirm that it conforms generally to the Building Standard plans; Lessor’s design standards for the Office Building and the requirements listed in PART V below.

D.	In the event the Lessee Improvement Work differs from the Lessor’s Building Standard as described in PART II (B) of this Work Letter, Lessee will pay Lessor any additional costs incurred above and beyond the cost for the Lessor’s Building Standard. Lessor shall provide reasonable written proof through documentation of price excess.

E.	Upon receipt of Lessee Improvement Construction Drawings, Lessor shall notify Lessee of its approval (which approval shall not be unreasonably withheld or delayed) of the Lessee Improvement Construction Drawings no later than the Lessee Improvement Construction Drawings Approval Date (described in PART I above).

F.	The final Lessee Improvement Construction Drawings shall become Exhibit G to this Lease and shall be incorporated into this Lease for all purposes, and shall be deemed approved upon written notice to Lessee.
G.	Lessor shall commence construction of the Lessee Improvement Work and Substantially Complete (as defined herein below) the same in accordance with the final Lessee

Improvement Construction Drawings (subject only to minor correctable matters and cosmetic items) on or before the Lessee Improvement Work Substantial Completion Date (described in PART I above), subject to the delays described in FORCE MAJEURE of this Lease.

H.	Lessor shall utilize good-faith efforts to complete all “punch-list” and cosmetic items as soon as reasonably practicable following, but in no event later than sixty (60) days after Substantial Completion of the Lessee Improvement Work.

I.	Lessor and Lessee acknowledge and agree that the timely performance of each party hereto and its fulfillment of the various tasks allocated to it on or before the respective date set forth in PART I above is dependent upon the timely fulfillment and performance by the other party hereto; accordingly, Lessor and Lessee agree that each party’s performance by the applicable dates set forth in PART I above for each task is conditioned upon the other party’s previous performance by its applicable date(s).

PART III.	CERTAIN PROVISIONS RELATING TO CONSTRUCTION
A.	All construction of the Lessee Improvement Work shall be completed by Lessor’s contractors, subcontractors, and other service providers selected at Lessor’s sole discretion. All work to the Core and Shell, as defined below, shall be paid by Lessor, and Lessee’s Improvement Work shall consist of all work beyond the Core and Shell as described in the Lessee Improvement Construction Drawings.

For the purposes of this Exhibit, Lessor’s Building Standards shall be further defined as two components -the Core and Shell and Finish Construction:

The Shell and Core shall be defined as:

The exterior wall (Shell) will be finished with glass, and related structural framing members as well as insulated gypsum board wall material finishing the interior wall construction above, below, and between the window openings. Gypsum board material will be taped, mudded and sanded to a level ready to be primed and painted. The core construction (Core) will consist of the stairs, elevators, restrooms, mechanical shafts, basic electrical and data closets. Electrical and data closets will have only the conduits and panels dead ended in each closet ready to be extended and connected as required by the Lessee. (Equipment racks, punch down panels, office systems wiring are not considered part of core building construction). Elevator, stair, and restroom finishes will be those selected by the building owner to be consistent throughout the entire Office Building. Mechanical system will be finished to the VAV distribution boxes (the number of VAV boxes required of an entirely finished open office floor) or similar point ready for further distribution to the tenant spaces. HVAC system controls will be minimal control at the VAV boxes.

Electrical service will be to the electrical closets on each level only. Lighting will consist of only those lights required by the building code for exiting and minimal footcandle requirements.

Finish Construction Shall be defined as:

Finish Construction shall be all other improvements above and beyond the shell and core as defined above which completes Lessor’s Building Standards. This includes the following:
The interior walls shall be primed and painted with the same color, sheen and quality of product applied to all finish floors within the Office Building. Finish Flooring consisting of carpet and tile and shall be applied using products of the same color and quality of all finished floors within the Office Building. Acoustical Ceiling Tiles and lighting shall be installed to the same standard and quality of all finished floors within the Office Building. Window treatments shall be installed of the same quality and color of all finished floors within the Office Building.

The finish construction will all consist of construction and finish of the core conference rooms, oasis and quiet rooms.

B.	Once the Lessee Improvement Construction Drawings are approved, Lessee may make Material or non-material changes to the Lessee Improvement Work upon written notice of said changes to Lessor, which shall include drawing and specifications outlining the proposed revisions to the Lessee Improvement Plan. Lessor, at its sole option may, approve or disapprove said changes within five (5) days which approval shall not be unreasonably withheld. If said changes are approved, Lessee shall be responsible for all Additional Costs as described Part V of this Exhibit “C”.

PART IV.	MINIMUM INFORMATION REQUIRED OF LESSEE SPACE PLAN AND LESSEE Improvement CONSTRUCTION DRAWINGS (AS APPLICABLE)
A.	Lessee Improvement Construction Drawings indicating, where not part of standard Shell and Core design:
(1)	Location and type of all partitions, equipment, counters, rails, fixtures, and all other improvements affecting or pertaining to customer flow and concept integration.

(2)	Location and types of all doors — indicate hardware and providing keying schedule.

(3)	Location and type of glass partitions, windows and doors.

(5)	Critical dimensions necessary for construction.

(6)	Location of all electrical items — outlets, switches, telephone outlets.

(7)	Location and type of all electrical items including lighting.

(8)	Location and type of equipment that will require special electrical requirements. (manufacturer’s specifications for use and operation to be provided).

(9)	Location, weight per square foot and description of any electrical equipment. Provide manufacturer’s specifications for use and operation.

(10)	Requirements for special air conditioning or ventilation.

(11)	Type and color of floor covering.

(12)	Location, type and color of wall covering.

(13)	Location, type and color of paint or finishes.

(14)	Location and type of plumbing.

(15)	Location and type of snack/vending equipment.

(16)	Location and type of equipment that has any special electrical, mechanical, plumbing, or structural requirements, indicating such requirements.

(17)	Bracing or support of special walls, glass partitions, etc., if desired.

(18)	Compliance with all requirements or criteria to be satisfied by Lessee, under construction documents.

(19)	Any desired interior signage showing design, location, size, material, etc.

(20)	Method and type of sealant for floors and floor penetrations.

PART V.	COSTS
A.	Lessee shall reimburse Lessor for any and all documented costs that are above and beyond that of the Lessor’s Building Standards, herein referred to as Additional Costs. Said Additional Costs shall be paid to Lessor within thirty (30) days after Lessee’s receipt of an invoice for said work. In the event the Additional Costs are not paid in full thirty (30) days after Lessor’s written demand, interest shall accrue and be due, and, payable on the unpaid balance at the rate of 18% per annum, commencing to accrue thirty (30) days after written demand. Lessor’s agreement to do the work in the premises as set forth in the Work Letter shall not require it to incur overtime costs and expenses and shall be subject to unavoidable delays as described in the force majeure provision set forth at Section 32(h) of this Lease. It is further understood and agreed that Lessor will be responsible for any overtime costs and expenses if delays are not caused by Lessee or Force Majeure.

B.	The term Substantial Completion shall mean and the Premises shall be deemed Substantially Complete when (a) installation of all the Lessee Improvement Work covered by the construction documents described hereinabove has occurred, (b) Lessee has access to the elevator lobby of the floor where the Premises are located and the loading dock, (c) Lessor is prepared to furnish the applicable services to the premises as set forth in Paragraph 5 of this Lease, and (d) a Certificate of Occupancy for the Premises has been issued. Such determination shall be made by Lessor’s architect. Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete a “punch list” or similar corrective work. The existence of construction work in other portions of the Office Building or surrounding project area shall not affect the determination date of Substantial Completion of the Premises. Furthermore, Lessor shall ensure Lessee’s ability to have safe ingress and egress to its Premises and that Lessor’s work shall not affect Lessee’s ability to obtain a Certificate of Occupancy for the Premises.
PART VI — LESSEE’ WORK
Upon reasonable completion of the Lessee Improvement Work described above, and at the discretion of the Lessor and Lessor’s general contractor, Lessee shall commence with the installation of it furniture and trade fixtures within the Premises subject to the following:
A.	Laborers used in the installation of the Lessee’s furniture, equipment and other trade fixtures, will be subject to Lessor’s prior written approval, not to be unreasonably withheld or delayed. Any such approval of Lessee’s laborers shall constitute a license authorizing Lessee to permit Lessee’s Contractors and such laborers to enter into the Office Building and Premises; however such license is conditioned upon Lessee’s aforesaid laborers not interfering with laborers, mechanics, agents, employees or contractors utilized by Lessor. Accordingly, if at any time such entry of Lessee’s laborers shall cause unreasonable interference therewith, this license may be withdrawn by Lessor upon one (1) business days’ written notice to Lessee, and if Lessee does not cure or otherwise remedy such interference within such time period, then upon the expiration of same Lessee shall cause all of Lessee’s laborers (as to whom Lessor shall have given notice) to be removed from the Premises and from the Office Building. With respect to any contract for such laborers or materials, Lessee acts as a principal, and not as the agent of Lessor. All of Lessee’s work at the Premises shall be performed in a good and workmanlike manner in accordance with applicable building codes, regulations, Lessor’s Construction Rules, and all legal requirements. Lessee shall perform its work at the Premises only during such other times approved by Lessor; which time and approval shall not be unreasonably withheld or delayed. Also, Lessee will be granted access to the loading dock at such reasonable times as coordinated with the Lessor’s Construction Manager.

B.	Prior to commencement of the installation of Lessee’s furniture, equipment and trade fixtures, Lessee shall designate in writing to Lessor a Lessee representative, who shall be authorized to receive all notices and other communications provided for in this Exhibit “C” on behalf of Lessee. Such notice of designation of Lessee representative shall provide the complete name, delivery address, voice telephone number, and fax telephone number of such individual.

PART VII.	CONSTRUCTION RULES
All Lessee Contractors must sign and furnish to Lessor, prior to commencement of work by such Lessee Contractor at the Premises, a counterpart of this PART VII in the form of Exhibit H attached hereto.
(1)	Check-in

All Lessee Contractors are required to check-in with the Lessor’s Construction Manager and Lessor’s Building Manager or it’s designee (“Project Coordinator”) one (1) time prior to commencing work on the Lessee Improvement Work. Lessee’s Contractors will not be permitted to start work until they:
a)	furnish proper evidence of required insurance coverage;

b)	furnish names and phone numbers (office and home) of contractor’s supervisory personnel;

c)	furnish names and phone numbers of prime subcontractors;

d)	acknowledge receipt of information concerning all concealed piping, conduit, etc., that is installed below, within, or above the Premises; and

e)	acknowledge receipt of a copy of these Construction Rules.
(2)	Insurance Requirements
a)	Each and every Lessee Contractor shall provide evidence of the following in-force insurance coverage before commencing any work on the project:
General Liability Insurance:

Bodily Injury	$1,000,000/$2,000,000 (per occurrence)
Property Damage	$1,000,000/$2,000,000 (per occurrence)
Builders’ Risk Insurance:
Multi-peril, in full amount of the contract governing the construction of the Lessee Improvement Work
b)	All policies shall name the Lessor as “additional insured.”

c)	All written policies shall provide for ten (10) days prior written notice of expiration or cancellation to the additional insured.

(3)	Work Area

All of contractor’s work, storage of materials, construction office, etc., must be confined to within the Premises or such other areas as are designated by Lessor.

(4)	Deliveries

Deliveries will be made through designated entrances and routes only. Project Coordinator will establish delivery routes and storage areas which may have to be changed from time to time.

(5)	Service and Common Areas

Service and Common Areas shall be kept clear of Lessee’s and Lessee’s related parties’ materials, equipment, debris, and trash at all times.

(6)	Trash Removal

Lessee shall utilize a construction trash dumpster, which shall be located within a reasonable location on the site. During the course of it’s installation of the furniture, equipment and trade fixtures, the Lessee and Lessee Contractors shall utilize such dumpster for the dumping and accumulation of all trash and construction debris arising from the Lessee Improvement Work. Lessees, Lessee Contractors, and all subcontractors and suppliers are required to remove trash and construction debris from the Premises and off the Office Building property periodically (by the emptying or removal and replacement of Lessee’s construction dumpster). Accumulations of Lessee trash and debris within the suite, in service areas, or parking lot, will, following written notice by Lessor and the passage of five (5) days without cure, be removed by Lessor at Lessee’s expense.

(7)	Parking

No onsite parking will be provided for any contractors of the Lessee.

(8)	Work Practices

All work practices and personnel performing work in Lessee spaces must be compatible with the practices and personnel employed by any general contractor of Lessor undertaking work in the Office Building and its sub-contractors. Upon oral notice (followed by written confirmation) that any work practices or personnel are not compatible, Lessee shall be responsible for the prompt termination of said practices or the prompt removal of said personnel from the Office Building property.

(9)	Protection of Work and Property

Lessee and Lessee Contractors shall protect their work from damage and shall protect the work of other Lessees and Lessor from damage by Lessee, Lessee Contractor and their employees and subcontractors.

(10)	Strictly-Prohibited Work and Practices
a)	Any combustible materials above finished ceiling or in any other concealed, non-sprinklered space.

b)	Imposing any structural load, temporary or permanent, on any part of the Premises without the approval of Lessor.

c)	Cutting any holes in Lessor installed floor slabs, roof, or walls not shown in the final Lessee Construction Drawings without the prior written consent of Lessor’s Project Coordinator.
(11)	Work Hours

Lessee may install it’s furniture, equipment and trade fixtures at such times approved in advance by Lessor, provided, however, that the performance of the Lessee’s work shall not (i) unreasonably interfere with the business operations of the Lessor of any space adjacent or in close proximity to the Premises during regular business hours, (ii) unreasonably interfere with the quiet enjoyment of any employees of the Lessor in the Office Building (iii) unreasonably interfere with Lessor’s business operations at any time.

EXHIBIT “D”
LESSEE’S PLANS AND SPECIFICATIONS

EXHIBIT “E”
BUILDING SHELL AND CORE SPECIFICATIONS